Exhibit 99.1

Royal Gold Provides Update on Q3 2025 Stream Segment Sales and Details for Release of Q3 2025 Results
DENVER, COLORADO. October 14, 2025: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that its wholly owned subsidiary, RGLD Gold AG, sold approximately 48,000 gold equivalent ounces (GEOs)1 comprised of approximately 38,600 ounces of gold, 594,500 ounces of silver and 1,200 tonnes of copper related to its streaming agreements during the three-month period ended September 30, 2025 (the “third quarter”). RGLD Gold AG had approximately 19,000 ounces of gold and 379,200 ounces of silver in inventory at September 30, 2025.
RGLD Gold AG’s average realized gold, silver and copper prices for the third quarter were $3,415 per ounce, $37.90 per ounce and $9,660 per tonne ($4.38 per pound), respectively.  Cost of sales was approximately $653 per GEO for the third quarter.  Cost of sales is specific to the Company’s streaming agreements and is the result of RGLD Gold AG’s purchase of gold, silver or copper for cash payments at a set contractual price, or a percentage of the prevailing market price of gold, silver or copper when purchased.

Details for Q3 2025 Results Release

Royal Gold’s results for the quarter ended September 30, 2025, will be released after the market closes on Wednesday, November 5, 2025, followed by a conference call on Thursday, November 6, 2025, at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time). The call will be webcast live and archived on the Company’s website for a limited time.

Third Quarter 2025 Call Information:

Dial-In	833-470-1428 (U.S.); toll free
Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
Access Code:	252368

Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Corporate Profile
Royal Gold is a high margin, mid-capitalization company that generates strong cash flows from a large and well-diversified portfolio of precious metal streams, royalties and similar production-based interests located in mining-friendly jurisdictions. Royal Gold shares trade under the symbol “RGLD” and provide growth, value and income investors with exposure to the metals and mining industry. The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Senior Vice President, Investor Relations and Business Development
(303) 573-1660

1 GEOs are calculated as Royal Gold’s revenue divided by the average London PM gold fixing price for the quarter ended September 30, 2025, of $3,457 per ounce.
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